[THACHER PROFFITT LOGO]                         Thacher Proffitt & Wood LLP
                                                Two World Financial Center
                                                New York, NY 10281
                                                212.912.7400

                                                Fax: 212.912.7751
                                                www.tpw.com


                                              June 22, 2005

American Home Mortgage Acceptance Inc.      M&T Trust Company of Delaware
520 Broadhollow Road                        1220 North Market Street, Suite 202
Melville, New York 11747                    Wilmington, Delaware 19801

American Home Mortgage Investment Corp.     Bear, Stearns & Co. Inc.
520 Broadhollow Road                        383 Madison Avenue
Melville, New York 11747                    New York, New York 10179

American Home Mortgage Securities LLC       Deutsche Bank National Trust Company
520 Broadhollow Road                        1761 East St. Andrew Place
Melville, New York 11747                    Santa Ana, California 92705

American Home Mortgage Servicing, Inc.      Goldman, Sachs & Co.
7142 Columbia Gateway Drive                 85 Broad Street
Columbia, Maryland 21046                    New York, NY 10004

Lehman Brothers Inc.                        UBS Securities LLC
745 Seventh Avenue                          1285 Avenue of the Americas
New York, New York 10019                    New York, New York 10019

Financial Guaranty Insurance Company        Greenwich Capital Markets, Inc.
125 Park Avenue                             600 Steamboat Road
New York, New York 10017                    Greenwich, CT  06830

Ambac Assurance Corporation                 Wells Fargo Bank, N.A.
One State Street Plaza                      9062 Old Annapolis Road
New York, NY 10004                          Columbia, Maryland 21045

          Opinion: Underwriting Agreement (Tax)
          American Home Mortgage Investment Trust 2005-2,
          Mortgage-Backed Notes, Series 2005-2
          -----------------------------------------------


Ladies and Gentlemen:

         We have acted as counsel to American Home Mortgage Acceptance Inc. (the "Seller"), American Home Mortgage Securities LLC (the "Depositor"), American Home Mortgage Investment Trust 2005-2 (the "Issuer"), American Home Mortgage Investment Corp. ("AHMIC") and American Home Mortgage Servicing, Inc. as RMBS servicer (in that capacity, the "RMBS Servicer") and HELOC Servicer (in that capacity, the "HELOC Servicer") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 22, 2005 (the "Seller Sale Agreement"), between the Seller and the Depositor, (ii) the Amended and Restated Trust Agreement, dated as of June 22, 2005 (the "Trust Agreement" and the "Depositor Sale Agreement"), among the Depositor, M&T Trust Company of Delaware (the "Owner Trustee") and Deutsche Bank National Trust Company and the trust certificates (the "Trust Certificates") issued pursuant thereto, (iii) the RMBS Master Servicing Agreement, dated as of June 22, 2005 (the "RMBS Master Servicing Agreement"), among the Wells Fargo Bank, N.A. (the "RMBS Master Servicer"), the Issuer and Deutsche Bank National Trust Company (the "Indenture Trustee"), (iv) the RMBS Servicing Agreement, dated June 22, 2005 (the "RMBS Servicing Agreement"), among the RMBS Master Servicer, the Issuer, the Indenture Trustee and the RMBS Servicer, (v) the HELOC Back-up Servicing Agreement, dated as of June 22, 2005 (the "HELOC Back-up Servicing Agreement"), among GMAC Mortgage Corporation (the "HELOC Master Servicer"), the Issuer, the Seller and the Indenture Trustee, (vi) the HELOC Servicing Agreement, dated as of June 22, 2005 (the "HELOC Servicing Agreement"; collectively with the RMBS Master Servicing Agreement, the RMBS Servicing Agreement and the HELOC Servicing Agreement, the "Servicing Agreements"), between the HELOC Subservicer and the HELOC Master Servicer, (vii) the Indenture, dated as of June 22, 2005 (the "Indenture"), between the Issuer, Wells Fargo Bank, N.A. (the Securities Administrator") and the Indenture Trustee, and the Mortgage-Backed Notes, Series 2005-2 (the "Notes") issued pursuant thereto, (viii) the Underwriting Agreement, dated as of June 20, 2005 (the "Underwriting Agreement"), among the Depositor, AHMIC and Lehman Brothers, Inc., Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc. and UBS Securities LLC (collectively, the "Underwriters"),
(ix) the Bill of Sale, dated June 22, 2005 (the "AHMIC Bill of Sale"), between the Depositor and AHMIC, (x) the Sale Agreement (the "AHMIC Sale Agreement"), between AHMIC and the Depositor, dated June 22, 2005, (xi) the Prospectus Supplement, dated June 20, 2005 (the "Prospectus Supplement"), and the Prospectus to which it relates, dated March 22, 2005 (the "Base Prospectus"; together with the Prospectus Supplement, the "Prospectus"), (xii) the Insurance and Indemnity Agreement, dated as of June 22, 2005 (the "Insurance and Indemnity Agreement"), among Financial Guaranty Insurance Corporation (the "Insurer"), the HELOC Servicer, the Seller, the Depositor, the Issuer, the HELOC Back-up Servicer and the Indenture Trustee and (xiii) the Indemnification Agreement, dated as of June 20, 2005 (the "Indemnification Agreement"), among Ambac Assurance Corporation ("Ambac"), AHMIC and the Depositor. The Seller Sale Agreement, the Depositor Sale Agreement, the Servicing Agreements, the Indenture, the Underwriting Agreement, AHMIC Bill of Sale, the AHMIC Sale Agreement, the Insurance and Indemnification Agreement and the Indemnification Agreement are collectively referred to herein as the "Agreements". Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the "Code"). Any opinion expressed below as to the enforceability of any agreement relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions which this opinion relates.

         Based upon and subject to the foregoing, it is our opinion that:

         1. The statements made in the Base Prospectus and the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences", to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

         2. Under current United States federal income tax law as of the date hereof, based upon certain financial calculations prepared at the request of the Underwriters concerning the projected payments on the Notes and assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes the Notes, (other than those certain classes, or portions of certain classes, of Notes beneficially owned at the time of their issuance by American Home Mortgage Investment Corp. or one of its qualified Real Estate Investment Trust ("REIT") subsidiaries (each, a "QRS") will be classified as debt instruments.

         3. Assuming compliance with the Agreements, for U.S. federal income tax purposes, despite the fact that the Issuer will be classified as a taxable mortgage pool, the Issuer as of the date hereof is not and subsequently will not be subject to federal income tax as long as an entity that qualifies as a REIT under the Code holds, directly or indirectly, through one or more wholly owned QRS, a 100% ownership interest in the Trust Certificates, the Transferor Interest and the Class V-M-5, Class N-1, Class N-2 Notes, Class V-B and Class B Notes.

         To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

         This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4), (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.


                                                 Very truly yours,


                                                 /s/ Thacher Proffitt & Wood LLP